News Release

SPRINT REPORTS CONTINUED PROGRESS IN ITS TURNAROUND DURING THE FIRST FISCAL QUARTER OF 2015

POSTPAID PHONE NET ADDITIONS IN THE LAST TWO MONTHS OF THE QUARTER

LOWEST POSTPAID CHURN IN COMPANY HISTORY

•	Sprint platform postpaid phone losses were 12,000 in the quarter with phone net additions in May, June and July

◦	Improved sequentially for the fifth consecutive quarter and by over 600,000 year-over-year

•	Best-ever Sprint platform postpaid churn of 1.56 percent improved 49 basis points year-over-year

•	Sprint platform net additions of 675,000 compared to net losses of 220,000 in the prior year quarter

•	Massive improvement in network performance

◦	Earned 180 RootScore® awards in the first-half of 2015 compared to only 27 a year ago

◦	Deployment of carrier aggregation bringing greater data speed and capacity to customers

•	Operating Income of $501 million and Adjusted EBITDA* of $2.1 billion

◦	Raising fiscal year 2015 Adjusted EBITDA* outlook from $6.5 to $6.9 billion to $7.2 to $7.6 billion

OVERLAND PARK, Kan. - Aug. 4, 2015 - Sprint Corporation (NYSE: S) today reported operating results for the first fiscal quarter of 2015, including record low Sprint platform postpaid churn of 1.56 percent, total net additions of 675,000, and for the fifth consecutive quarter, reduced postpaid phone losses to reach phone net additions in May and June. In addition, the company reported net operating revenue of $8 billion, operating income of $501 million and Adjusted EBITDA* of $2.1 billion, and is raising its fiscal year 2015 Adjusted EBITDA* outlook from the previous expectation of $6.5 to $6.9 billion to $7.2 to $7.6 billion, excluding any accounting impacts from potential lease financing.

“Over the past year, Sprint has made meaningful progress in our turnaround by improving our network performance and enhancing our overall value proposition,” said Sprint CEO Marcelo Claure. “As a result, we hit significant milestones during the quarter by posting the company’s lowest-ever churn and recording postpaid phone net additions in both May and June, as well as for a third consecutive month in July. Going forward, we are confident in our plan to leverage our unique spectrum assets to make our network a competitive advantage, aggressively reduce operating costs, and utilize our business relationships and assets to fund our turnaround.”

Record Sprint Platform Postpaid Churn Highlights Continued Improvement in Customer Metrics
Sprint is improving the customer experience with better network performance and a compelling value proposition, including simple offers such as its industry-first leasing program and the recently introduced All-In Wireless plans. The company made significant progress on retaining more of its valuable postpaid customers, including a record low Sprint platform postpaid churn rate of 1.56 percent - a 49 basis point improvement year-over-year. Additionally, the company saw strong improvement in the more profitable phone customers. These trends contributed to improvement in several Sprint platform postpaid customer metrics.

•	Postpaid net additions of 310,000 compared to net losses of 181,000 in the prior year quarter - an improvement of 491,000 year-over-year.

•
Postpaid phone losses were 12,000, but for the first time in nearly two years Sprint recorded monthly postpaid phone net additions in both May and June. This marked the fifth consecutive quarter of sequential improvement and compared to losses of 620,000 in the prior year quarter. The 608,000 year-over-year improvement was driven by lower churn and a 13 percent increase in gross additions, including a 47 percent increase in gross additions with prime credit quality.

•	Net port positive for the second consecutive quarter.

The company also reported the following Sprint platform results:

•	Total net additions of 675,000 compared to net losses of 220,000 in the prior year quarter. The 895,000 year-over-year improvement was mostly driven by fewer postpaid phone customer losses.

•	Prepaid net losses of 366,000 compared to net losses of 542,000 in the prior year quarter. The 176,000 year-over-year improvement was mostly due to fewer customer losses in the Assurance brand.

•	Wholesale net additions of 731,000 compared to 503,000 in the prior year quarter. The year-over-year growth was mostly driven by connected devices.

RootScore® Awards Demonstrate Continued Progress on Network Performance; Next Evolution Underway
Sprint remained focused on building a network that delivers the consistent reliability, capacity and speed that customers demand and its progress continues to be recognized. Independent mobile analytics firm RootMetrics demonstrated the company’s network improvements by awarding Sprint a total of 180 first place (outright or shared) RootScore Awards for overall, reliability, speed, data, call, or text network performance in 125 markets measured in the first half of 2015 compared to only 27 awards in the year-ago periodi.

More recently, the company announced the availability of carrier aggregation, which produces more capacity and is expected to double data speeds, addressing a key area for improvement. The company is rolling out two-channel (2x20 MHz) carrier aggregation, a feature of LTE-Advanced that combines bands of spectrum to create wider channels in the 2.5 GHz band, on select sites within various markets across the country. In addition, Sprint is one of the first operators to roll out carrier aggregation with antenna beamforming, which significantly improves customers’ experience at the cell edge. Tests by independent third parties have confirmed the performance improvements of these actions.

Sprint has made significant progress on network performance and has started the next evolution of the network. This will involve significant densification of the network including additional macro cell sites, deployment of tens of thousands of small cells, and further expansion of the 2.5 GHz spectrum across the company’s existing sites.

Closing the Gap on Distribution
To build on its recent momentum and increase customer acquisition in the future, Sprint took several actions to expand its retail distribution and close the gap with its competitors. Sprint’s total retail footprint now includes approximately 4,500 locations in the U.S.

•
Sprint-RadioShack Stores - All 1,435 co-branded stores are open and staffed with Sprint employees. The fully operational “store-within-a-store” retail model has been completed in about one quarter of the locations with the remaining expected to be complete by the end of calendar year 2015.

•
Sprint® Direct 2 You - This one-of-a-kind service, which features a Sprint expert helping customers set up a mobile device at any location the customer chooses for free, has expanded to several new major metropolitan areas across the country. The service is now available in Chicago, Dallas, Denver, Kansas City, Los Angeles, Miami, New York, San Francisco, Tampa, Washington, D.C. and surrounding areas.

•
Dixon’s Carphone - Sprint entered into a commercial relationship with Dixon’s Carphone, a premier European consumer electronics retailer renowned for innovation in wireless retail sales, to build and operate approximately 20 new Sprint stores in select U.S. markets with potential for significant expansion.

Quarterly Financial Results

•
Net operating revenues of $8 billion decreased nine percent year-over-year, as customer shifts to rate plans associated with device financing options and postpaid phone customer losses drove lower wireless service revenues, and equipment revenues were impacted due to a shift from installment billing sales, which recognize more revenue at the point of sale, to leasing sales, which recognize revenues over time.

•
Consolidated Adjusted EBITDA* of $2.1 billion grew 14 percent from the prior year period, as expense reductions more than offset the decline in operating revenues. In spite of additional costs related to higher retail sales volumes, total expenses improved primarily due to lower cost of product expenses related to the introduction of device leasing options for which the associated cost is recorded as depreciation expense over the term of the lease, lower cost of service expenses on the wireline network, and lower wireless bad debt expense as a result of a higher mix of prime credit quality customers.

•	Operating income of $501 million was relatively flat from $519 million in the year-ago quarter as higher depreciation expenses offset the growth in Adjusted EBITDA*.

•	Net loss of $20 million, or loss per share of $.01, compared to a net income of $23 million, or earnings per share of $.01, in the year-ago period primarily due to higher interest expenses.

•
Total liquidity was $6.6 billion at the end of the quarter and the company had an additional $1.3 billion of availability under vendor financing agreements that can be utilized toward the purchase of 2.5 GHz network equipment. Sprint has been working with Softbank and other partners in setting up a leasing company that will finance its devices leased by customers on attractive terms. These arrangements are expected to be finalized in the coming months, and Softbank is expected to be a minority equity investor in the leasing company. With additional expected expense reductions, a capital efficient deployment of the network, and funding from the proposed leasing company, Sprint currently does not expect to raise additional capital through the public debt or equity markets in the foreseeable future, nor does it currently expect to sell spectrum.

Financial Outlook

•
As a result of improved customer trends, a greater reduction in operating expenses, and a higher mix of sales on device financing options, the company is raising its outlook for fiscal year 2015 Adjusted EBITDA* from its previous expectation of $6.5 to $6.9 billion to a range of $7.2 and $7.6 billion, excluding any accounting impacts from the potential lease financing.

•
The company expects fiscal year 2015 cash capital expenditures to be approximately $5 billion, excluding the impact of leased devices sold through indirect channels. This compares to the previous expectation of accrued capital expenditures of approximately $5 billion.

Conference Call and Webcast

•	Date/Time: 8:30 a.m. (ET) Tuesday, Aug. 4, 2015

•	Call-in Information

◦	U.S./Canada: 866-360-1063 (ID: 79004041)

◦	International: 706-634-7849 (ID: 79004041)

•	Webcast available via the Internet at www.sprint.com/investors

•	Additional information about results, including the “Quarterly Investor Update,” is available on our Investor Relations website
Contact Information

•	Media Contact: Scott Sloat, 240-855-0164, scott.sloat@sprint.com

•	Investor Contact: Jud Henry, 800-259-3755, investor.relations@sprint.com

Wireless Operating Statistics (Unaudited)

	Quarter To Date
	6/30/15	3/31/15	6/30/14
Sprint Platform:
Net Additions (Losses) (in thousands)
Postpaid	310	211	(181)
Prepaid	(366)	546	(542)
Wholesale and affiliate	731	492	503
Total Sprint Platform Wireless Net Additions (Losses)	675	1,249	(220)

End of Period Connections (in thousands)
Postpaid	30,016	29,706	29,737
Prepaid	15,340	15,706	14,715
Wholesale and affiliate	11,456	10,725	8,879
Total Sprint Platform End of Period Connections	56,812	56,137	53,331

Churn
Postpaid	1.56%	1.84%	2.05%
Prepaid	5.08%	3.84%	4.44%

Supplemental Data - Connected Devices
End of Period Connections (in thousands)
Retail postpaid	1,439	1,320	988
Wholesale and affiliate	6,620	5,832	4,192
Total	8,059	7,152	5,180

Supplemental Data - Total Company
End of Period Connections (in thousands)
Sprint platform	56,812	56,137	53,331
Transactions (1)	856	1,004	1,222
Total	57,668	57,141	54,553

Sprint Platform ARPU (a)
Postpaid	$55.48	$56.94	$62.07
Prepaid	$27.81	$27.50	$27.38

NON-GAAP RECONCILIATION - AVERAGE BILLINGS PER USER (ABPU)* and AVERAGE BILLINGS PER ACCOUNT (ABPA)* (Unaudited)
(Millions, except ABPU*, accounts and ABPA*)

	Quarter to Date
	6/30/15	3/31/15	6/30/14
ABPU* (b) and ABPA* (c)
Sprint platform postpaid service revenue	$4,964	$5,049	$5,553
Add: Installment plan billings and lease revenue	554	423	137
Total for Sprint platform postpaid connections	$5,518	$5,472	$5,690

Sprint platform ABPU*	$61.67	$61.71	$63.59

Sprint platform postpaid accounts (in thousands)	11,175	11,199	11,753
Sprint platform postpaid ABPA*	$164.63	$162.89	$161.35

(a) ARPU is calculated by dividing service revenue by the sum of the monthly average number of connections in the applicable service category. Changes in average monthly service revenue reflect connections for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to connections, plus the net effect of average monthly revenue generated by new connections and deactivating connections.
(b) Sprint platform postpaid ABPU* is calculated by dividing service revenue earned from customers plus installment plan billings and lease revenue by the sum of the monthly average number of connections during the period.
(c) Sprint platform postpaid ABPA* is calculated by dividing service revenue earned from customers plus installment plan billings and lease revenue by the sum of the monthly average number of accounts during the period.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per Share Data)

	Quarter to Date
	6/30/15	3/31/15	6/30/14

Net Operating Revenues
Service revenue	$7,037	$7,138	$7,683
Equipment revenue	990	1,144	1,106
Total Net Operating Revenues	8,027	8,282	8,789
Net Operating Expenses
Cost of services (exclusive of depreciation and amortization below)	2,393	2,381	2,520
Cost of products (exclusive of depreciation and amortization below)	1,365	1,827	2,158
Selling, general and administrative	2,187	2,331	2,284
Depreciation and amortization	1,588	1,454	1,281
Other, net	(7)	(29)	27
Total net operating expenses	7,526	7,964	8,270
Operating Income	501	318	519
Interest expense	(542)	(523)	(512)
Equity in earnings of unconsolidated investments and other, net	4	8	1
(Loss) Income before Income Taxes	(37)	(197)	8
Income tax benefit (expense)	17	(27)	15
Net (Loss) Income	$(20)	$(224)	$23
Basic Net (Loss) Income Per Common Share	$(0.01)	$(0.06)	$0.01
Diluted Net (Loss) Income Per Common Share	$(0.01)	$(0.06)	$0.01
Basic Weighted Average Common Shares outstanding	3,967	3,962	3,945
Diluted Weighted Average Common Shares outstanding	3,967	3,962	4,002
Effective Tax Rate	45.9%	-13.7%	-187.5%

NON-GAAP RECONCILIATION - NET (LOSS) INCOME TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Quarter to Date
	6/30/15	3/31/15	6/30/14

Net (Loss) Income	$(20)	$(224)	$23
Income tax (benefit) expense	(17)	27	(15)
(Loss) Income before Income Taxes	(37)	(197)	8
Equity in earnings of unconsolidated investments and other, net	(4)	(8)	(1)
Interest expense	542	523	512
Operating Income	501	318	519
Depreciation and amortization	1,588	1,454	1,281
EBITDA*	2,089	1,772	1,800
Severance and exit costs (2)	13	(29)	27
Reduction in liability - U.S. Cellular asset acquisition (3)	(20)	—	—
Adjusted EBITDA*	$2,082	$1,743	$1,827
Adjusted EBITDA Margin*	29.6%	24.4%	23.8%
Selected items:
Cash paid for capital expenditures - network and other	$1,802	$1,608	$1,246
Cash paid for capital expenditures - leased devices	$544	$439	$—

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter to Date
	6/30/15	3/31/15	6/30/14

Net Operating Revenues
Service revenue
Sprint platform:
Postpaid	$4,964	$5,049	$5,553
Prepaid	1,300	1,272	1,221
Wholesale, affiliate and other	181	189	163
Total Sprint platform	6,445	6,510	6,937

Total transactions (1)	105	118	150
Total service revenue	6,550	6,628	7,087

Equipment revenue	990	1,144	1,106
Total net operating revenues	7,540	7,772	8,193

Net Operating Expenses
Cost of services (exclusive of depreciation and amortization below)	2,005	2,006	2,049
Cost of products (exclusive of depreciation and amortization below)	1,365	1,827	2,158
Selling, general and administrative	2,096	2,242	2,193
Depreciation and amortization	1,540	1,406	1,212
Other, net	(8)	(29)	23
Total net operating expenses	6,998	7,452	7,635
Operating Income	$542	$320	$558

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter to Date
	6/30/15	3/31/15	6/30/14

Operating Income	$542	$320	$558
Severance and exit costs (2)	12	(29)	23
Reduction in liability - U.S. Cellular asset acquisition (3)	(20)	—	—
Depreciation and amortization	1,540	1,406	1,212
Adjusted EBITDA*	$2,074	$1,697	$1,793
Adjusted EBITDA Margin*	31.7%	25.6%	25.3%
Selected items:
Cash paid for capital expenditures - network and other	$1,640	$1,518	$1,120
Cash paid for capital expenditures - leased devices	$544	$439	$—

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter to Date
	6/30/15	3/31/15	6/30/14
Net Operating Revenues
Voice	$233	$264	$327
Data	49	52	56
Internet	328	335	345
Other	20	17	18
Total net operating revenues	630	668	746

Net Operating Expenses
Cost of services (exclusive of depreciation and amortization below)	534	538	626
Selling, general and administrative	87	90	85
Depreciation and amortization	46	46	67
Other, net	1	(2)	4
Total net operating expenses	668	672	782
Operating Loss	$(38)	$(4)	$(36)

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter to Date
	6/30/15	3/31/15	6/30/14

Operating Loss	$(38)	$(4)	$(36)
Severance and exit costs (2)	1	(2)	4
Depreciation and amortization	46	46	67
Adjusted EBITDA*	$9	$40	$35
Adjusted EBITDA Margin*	1.4%	6.0%	4.7%
Selected items:
Cash paid for capital expenditures - network and other	$68	$70	$59

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Quarter to Date
	6/30/15	3/31/15	6/30/14
Operating Activities
Net (loss) income	$(20)	$(224)	$23
Depreciation and amortization	1,588	1,454	1,281
Provision for losses on accounts receivable	163	162	225
Share-based and long-term incentive compensation expense	18	(3)	26
Deferred income tax (benefit) expense	(13)	25	(23)
Amortization of long-term debt premiums, net	(78)	(77)	(74)
Other changes in assets and liabilities:
Accounts and notes receivable	(1,683)	712	(369)
Inventories and other current assets	869	(529)	(97)
Accounts payable and other current liabilities	(867)	(702)	(272)
Non-current assets and liabilities, net	83	82	(76)
Other, net	68	76	35
Net cash provided by operating activities	128	976	679

Investing Activities
Capital expenditures - network and other	(1,802)	(1,608)	(1,246)
Capital expenditures - leased devices	(544)	(439)	—
Expenditures relating to FCC licenses	(26)	(42)	(41)
Reimbursements relating to FCC licenses	—	—	95
Change in short-term investments, net	(37)	88	(102)
Proceeds from sales of assets and FCC licenses	1	201	20
Other, net	(3)	(2)	(3)
Net cash used in investing activities	(2,411)	(1,802)	(1,277)

Financing Activities
Proceeds from debt and financings	346	1,630	—
Repayments of debt, financing and capital lease obligations	(26)	(184)	(210)
Proceeds from issuance of common stock, net	4	(15)	9
Other, net	9	(50)	—
Net cash provided by (used in) financing activities	333	1,381	(201)

Net (Decrease) Increase in Cash and Cash Equivalents	(1,950)	555	(799)

Cash and Cash Equivalents, beginning of period	4,010	3,455	4,970
Cash and Cash Equivalents, end of period	$2,060	$4,010	$4,171

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Quarter to Date
	6/30/15	3/31/15	6/30/14

Net Cash Provided by Operating Activities	$128	$976	$679

Capital expenditures - network and other	(1,802)	(1,608)	(1,246)
Capital expenditures - leased devices	(544)	(439)	—
(Expenditures) reimbursements relating to FCC licenses, net	(26)	(42)	54
Proceeds from sales of assets and FCC licenses	1	201	20
Other investing activities, net	(3)	(2)	(3)
Free Cash Flow*	$(2,246)	$(914)	$(496)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	6/30/15	3/31/15
Assets
Current assets
Cash and cash equivalents	$2,060	$4,010
Short-term investments	203	166
Accounts and notes receivable, net	3,813	2,290
Device and accessory inventory	949	1,359
Deferred tax assets	87	62
Prepaid expenses and other current assets	673	1,890
Total current assets	7,785	9,777

Property, plant and equipment, net	20,563	19,721
Goodwill	6,575	6,575
FCC licenses and other	40,013	39,987
Definite-lived intangible assets, net	5,516	5,893
Other assets	987	1,077
Total assets	$81,439	$83,030

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,272	$4,347
Accrued expenses and other current liabilities	4,458	5,293
Current portion of long-term debt, financing and capital lease obligations	1,384	1,300
Total current liabilities	9,114	10,940

Long-term debt, financing and capital lease obligations	32,746	32,531
Deferred tax liabilities	13,913	13,898
Other liabilities	3,941	3,951
Total liabilities	59,714	61,320

Stockholders' equity
Common shares	40	40
Paid-in capital	27,492	27,468
Treasury shares, at cost	—	(7)
Accumulated deficit	(5,403)	(5,383)
Accumulated other comprehensive loss	(404)	(408)
Total stockholders' equity	21,725	21,710
Total liabilities and stockholders' equity	$81,439	$83,030

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	6/30/15	3/31/15

Total Debt	$34,130	$33,831
Less: Cash and cash equivalents	(2,060)	(4,010)
Less: Short-term investments	(203)	(166)
Net Debt*	$31,867	$29,655

SCHEDULE OF DEBT (Unaudited)
(Millions)

			6/30/15
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Notes due 2021	7.250%	09/15/2021	$2,250
7.875% Notes due 2023	7.875%	09/15/2023	4,250
7.125% Notes due 2024	7.125%	06/15/2024	2,500
7.625% Notes due 2025	7.625%	02/15/2025	1,500
Sprint Corporation			10,500

Sprint Communications, Inc.
Export Development Canada Facility (Tranche 2)	4.155%	12/15/2015	500
Export Development Canada Facility (Tranche 3)	3.655%	12/17/2019	300
6% Senior Notes due 2016	6.000%	12/01/2016	2,000
9.125% Senior Notes due 2017	9.125%	03/01/2017	1,000
8.375% Senior Notes due 2017	8.375%	08/15/2017	1,300
9% Guaranteed Notes due 2018	9.000%	11/15/2018	3,000
7% Guaranteed Notes due 2020	7.000%	03/01/2020	1,000
7% Senior Notes due 2020	7.000%	08/15/2020	1,500
11.5% Senior Notes due 2021	11.500%	11/15/2021	1,000
9.25% Debentures due 2022	9.250%	04/15/2022	200
6% Senior Notes due 2022	6.000%	11/15/2022	2,280
Sprint Communications, Inc.			14,080

Sprint Capital Corporation
6.9% Senior Notes due 2019	6.900%	05/01/2019	1,729
6.875% Senior Notes due 2028	6.875%	11/15/2028	2,475
8.75% Senior Notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			6,204

Clearwire Communications LLC
14.75% First-Priority Senior Secured Notes due 2016	14.750%	12/01/2016	300
8.25% Exchangeable Notes due 2040	8.250%	12/01/2040	629
Clearwire Communications LLC			929

Secured Equipment Credit Facilities	1.805% - 2.397%	2017 - 2022	956

Tower financing obligation	6.092%	09/30/2021	261
Capital lease obligations and other		2015 - 2023	174
TOTAL PRINCIPAL			33,104

Net premiums			1,026
TOTAL DEBT			$34,130
*This table excludes (i) our unsecured revolving bank credit facility, which will expire in 2018 and has no outstanding balance, (ii) $438 million in letters of credit outstanding under the unsecured revolving bank credit facility, and (iii) all capital leases and other financing obligations.

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)
Postpaid and prepaid connections from transactions are defined as retail postpaid and prepaid connections acquired from Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform.

(2)	Severance and exit costs are primarily associated with work force reductions, access terminations and costs related to exiting certain operations of Clearwire.

(3)
As a result of the U.S. Cellular asset acquisition, we recorded a liability related to network shut-down costs, which primarily consisted of lease exit costs, for which we agreed to reimburse U.S. Cellular. During the first quarter of fiscal year 2015, we revised our estimate and, as a result, reduced the liability resulting in approximately $20 million of income.

*FINANCIAL MEASURES

Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

ABPU is average billings per user and calculated by dividing service revenue earned from customers plus installment plan billings and lease revenue by the sum of the monthly average number of connections during the period. We believe that ABPU provides useful information to investors, analysts and our management to evaluate average Sprint platform postpaid customer billings as it approximates the expected cash collections, including installment plan billings and lease revenue, per user each month.

ABPA is average billings per account and calculated by dividing service revenue earned from customers plus installment plan billings and lease revenue by the sum of the monthly average number of accounts during the period. We believe that ABPA provides useful information to investors, analysts and our management to evaluate average Sprint platform postpaid customer billings per account as it approximates the expected cash collections, including installment plan billings and lease revenue, per account each month.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments, including changes in restricted cash, if any, and amounts included as investments in Sprint Communications, Inc. during the period, if applicable. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and, if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, connections growth, and liquidity; and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the development and deployment of new technologies and services; efficiencies and cost savings of new technologies and services; customer and network usage; connection growth and retention; service, speed, coverage and quality; availability of devices; availability of various financings, including any leasing transactions; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint:
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served more than 57 million connections as of June 30, 2015 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America for the past four years. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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i Rankings based on 125 RootMetrics (January 1 - June 30, 2015) RootScore Reports for mobile performance as tested on best available plans and devices on four mobile networks across all available network types. Your experiences may vary. The RootMetrics award is not an endorsement of Sprint. Visit www.rootmetrics.com for more details.

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